Exhibit 12.1

Law Office Thomas J. Beener

A Professional Law Corp

Thomas J. Beener

2244 Faraday Avenue

Carlsbad, California 92008

Office: 760-603-1238 Cell: 760-715-0762

Tom.beener.law@gmail.com

www.lawofficethomasjbeener.com

Via Electronic Mail

February 17, 2025

Ridepair Inc

2716 Ocean Blvd

Suite 1011

Santa Monica,

California 90405

Re: Ridepair Inc Offering Statement on Form 1-A

To Whom it May Concern:

I, the undersigned, have acted as special counsel to Ridepair Inc (the "Company") a Delaware corporation, in connection with the Company's Offering Statement on Form 1-A (the "Offering Statement"), relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the "Act"), and Regulation A+ promulgated thereunder, of a maximum of 20,000 Shares of Series B Convertible Preferred Stock at an offering price of $1,000 per Share. . The Company is offering 20,000 shares of Series B 10% Convertible Preferred Stock, par value $0.0001 ( the "Series B Preferred Stock"), at an offering price of $1,000 per share.(the "Offered Shares") by the Company. As per Company's designation for the Series B Preferred Stock, the first year of dividends will be paid through the payment of cash and through the issuance of additional shares of Series B Preferred Stock ("in-kind"). Approximately 20,000 shares of Series B Preferred Stock will be issued for the first year of dividend's in the event that all Offered Share.: of Series Preferred Stock are solid this offering. Upon on conversion of all shares of Series B Preferred Stock issued through this offering, including 20,000 shares in the offering and 2,000 shares as dividends, total of 8,8000,000 shares of the Company's Common Stock will be issued.

The Shares when issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus against payment therefor, and assuming the due authorization, execution and delivery of the Shares by the Company as transfer agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of Delaware subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The stock is issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus, against payment therefor, will be validly issued, fully paid, and nonassessable.

For the purposes of rendering this opinion, I have examined corporate records, agreements, instruments and other documents of the Company, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, I have assumed the legal capLc-ity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

As to questions of fact relevant to the opinions expressed herein, I have relied without investigation upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from officers and/or directors of the Company and other persons with personal knowledge of such facts and/or circumstances.

We hereby consent to the use of this letter as an exhibit to the Offering Statement and to any and all references to this firm in the Offering. In so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Thank you in advance for your prompt attention to this matter.

Kind Regards,

Law Office Thomas Beener

A Professional Law Corp

/s/ Thomas Beener